AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION dated as of June 12, 2020, (the
“Agreement”) is by and among (i) the Allianz Variable Insurance Products Trust (the “Trust”), a Delaware statutory trust, on behalf of its series, AZL Morgan Stanley Global Real Estate Fund (the
“Acquired Fund”), and (ii) the Trust, on behalf of its series, AZL S&P 500 Index Fund (the “Acquiring Fund”). Allianz Investment Management LLC (“AIM”), a Minnesota limited liability company and investment manager to each Fund, joins this Agreement solely for purposes of Section 8.

In consideration of their mutual promises, the parties agree as follows:

1.
Shareholder Approval. The Board of Trustees of the Trust on behalf of the Acquired Fund will call, and the Trust will hold, a meeting of its shareholders of the Acquired Fund for the purpose of approving the Agreement and the transactions it contemplates (such transactions are referred to hereinafter as the “Reorganization”). The Trust on behalf of the Acquiring Fund and Acquired Fund agrees to furnish data and information, as reasonably requested, for the combined proxy statement/prospectus to be furnished to shareholders of the Acquired Fund. Certain separate accounts of Allianz Life Insurance Company of North America (“Allianz Life”) and Allianz Life Insurance Company of New York (“Allianz Life of NY”) that fund variable annuity contracts (“Contracts”) are, directly or indirectly, the sole shareholders of the Acquired Fund and the Acquiring Fund.

2.	Reorganization.

a.
Plan of Reorganization. On or before the Closing (as defined below), the Acquired Fund shall reduce all, or substantially all, of its assets to cash denominated in U.S. currency. At the Closing, the Trust, on behalf of the Acquired Fund will convey to the Acquiring Fund, free and clear of all liens, encumbrances, and claims whatsoever, all assets and property of every description and all interests, rights, privileges and powers of the Acquired Fund including, without limitation, all cash (including that derived from the liquidation of its assets in exchange for cash), securities, commodities and futures interests, claims (whether absolute or contingent, known or unknown, accrued or unaccrued and including, without limitation, any interest in pending or future legal claims in connection with past or present portfolio holdings, whether in the form of class action claims, opt-out or other direct litigation claims, or regulator or government-established investor recovery fund claims, and any and all resulting recoveries) and dividends or interest receivable that are owned by the Acquired Fund and any deferred or prepaid expenses shown as an asset on the books of the Acquired Fund on the Closing, except for cash, bank deposits or cash equivalent securities in an amount necessary to pay the estimated costs of extinguishing any Liabilities (as defined below) and cash in an amount necessary to pay any distributions pursuant to paragraph b. of this Section 2 (collectively, the “Assets”). In exchange for the Acquired Fund’s Assets, the Trust, on behalf of the Acquiring Fund will assume all liabilities, debts, obligations and duties of any nature, whether accrued absolute, contingent or otherwise (the “Liabilities”) of the Acquired Fund and deliver to the Acquired Fund Class 1 and Class 2 shares, as applicable, of the Acquiring Fund, including fractional shares (calculated to the third decimal place). The number of Class 1 and Class 2 shares to be issued by the Acquiring Fund will be determined by dividing the aggregate net asset value of the Class 1 and Class 2

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shares, respectively, of the Acquired Fund, computed as described in Section 3(a), by the net asset value of one share of Class 1 shares and Class 2 shares, respectively of the Acquiring Fund, computed as described in Section 3(b). The Trust shall use commercially reasonable efforts to identify all of the Acquired Fund’s Liabilities, prior to the Valuation Date (as defined below) and shall discharge all such known Liabilities on or prior to the Valuation Date. At and after the Closing, all Liabilities of the Acquired Fund will attach to the Acquiring Fund and may thenceforth be enforced against the Acquiring Fund to the same extent as if the same had been incurred by it.
b.
Declaration of Dividends. The Acquired Fund, prior to the Closing, will declare a dividend or dividends, which, together with all previous such dividends, shall have the effect of distributing to the shareholders of the Acquired Fund (i) all of the excess of (x) the Acquired Fund’s investment income excludable from gross income under Section 103 of the Internal

Revenue Code of 1986, as amended (the “Code”), over (y) the Acquired Fund’s deductions disallowed under Sections 265 and 171 of the Code, (ii) all of the Acquired Fund’s investment company taxable income as defined in Section 852 of the Code (in each case computed without regard to any deduction for dividends paid) and (iii) all of the Acquired Fund’s net capital gain realized (after reduction for any capital loss carryover), in each case for the current taxable year
(which will end on the Closing date) and any preceding taxable years for which such a dividend is eligible to be made under Section 855 of the Code.
c.
Closing and Effective Time of the Reorganization.  The Reorganization and all related acts necessary to complete the Reorganization (the “Closing”) will occur on a day on which the New York Stock Exchange (the “NYSE”) is open for business following approval of the shareholders of the Acquired Fund (based on voting instructions from the Contract owners) and receipt of all necessary regulatory approvals, such day to be August 21, 2020, or such later date as the officers of the Trust may determine. All acts taking place at the Closing shall be deemed to take place simultaneously as of the close of business on the date of the Closing or at such other time as an authorized officer of the Trust shall determine (the “Effective Time”). In the event that on the Valuation Date (as defined below) or the Closing (a) the NYSE is closed to trading or trading thereupon is restricted, or (b) trading or the reporting of trading on the NYSE or elsewhere is disrupted so that, in the judgment of the officers of the Trust, or any one of them acting singly, accurate appraisal of the value of the net assets of the Acquiring Fund or the Acquired Fund is impracticable, the Closing shall be postponed until the first business day after the day when trading shall have been fully resumed and reporting shall have been restored.

3.	Valuation.

a.
The aggregate net asset value of the Class 1 and Class 2 shares of the Acquired Fund will be computed as of the close of regular trading on the NYSE on the day of Closing (the “Valuation Date”) using the valuation procedures in the Acquired Fund’s prospectus.

b.	The net asset value per share of the Class 1 and Class 2 shares of the Acquiring Fund will be determined as of the close of regular trading on the NYSE on the Valuation Date, using the valuation procedures in the Acquiring Fund’s prospectus.

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4.	Liquidation and Dissolution of the Acquired Fund.

a.
At the Effective Time, the Acquired Fund will make a liquidating distribution to the holders of its Class 1 and Class 2 shares of the Class 1 and Class 2 shares, respectively of the Acquiring Fund, such that the number of Class 1 and Class 2 shares of the Acquiring Fund that are distributed to a shareholder of the Acquired Fund will have an aggregate net asset value equal to the aggregate net asset value of the Class 1 and Class 2 shares of the Acquired Fund, respectively, that are outstanding immediately prior to the Effective Time. The Acquiring Fund will establish shareholder accounts in the names of each Acquired Fund shareholder, representing the respective pro rata number of full and fractional shares of the Acquiring Fund due to each shareholder. All issued and outstanding shares of the Acquired Fund will simultaneously be canceled on the books of the Trust. The Acquiring Fund or its transfer agent will establish shareholder accounts in accordance with instructions from the Trust.

b.
Immediately after the Valuation Date, the share transfer books of the Trust relating to the Acquired Fund will be closed and no further transfer of shares will be made. Redemption requests received after the Valuation Date by the Trust with respect to the Acquired Fund will be deemed to be redemption requests for shares of the Acquiring Fund issued in the Reorganization.

c.	Promptly after the distribution, the Acquiring Fund or its transfer agent will notify each shareholder of the Acquired Fund of the number of shares distributed to the shareholder and confirm the registration in the shareholder’s name.

d.
As promptly as practicable after the liquidation of the Acquired Fund, and in no event later than twelve months from the date of the Closing, the Acquired Fund will be dissolved. After the Effective Time, the Acquired Fund shall not conduct any business except in connection with its liquidation and dissolution.

5.
Conditions to Obligations of the Trust on behalf of the Acquiring Fund and the Acquired Fund. The obligations of the Trust on behalf of the Acquiring Fund and the Acquired Fund with respect to the Reorganization are subject to the satisfaction of the following conditions:

a.
Shareholder Approval. This Agreement will have been approved by the requisite vote of the shareholders of the Acquired Fund in accordance with the Governing Documents, applicable Delaware law and the 1940 Act. The separate accounts of Allianz Life and Allianz Life of NY that fund the Contracts, together with certain affiliates, are the owners of record of the Acquired Fund shares; however, the owners of the Contracts (“Contract Owners”), as beneficial owners of the Acquired Fund shares held by the separate accounts, will have the opportunity to instruct Allianz Life and Allianz Life of NY on how to vote the shares held by the separate accounts.

b.	Regulatory Approvals.

(1)
The registration statement filed by the Trust on behalf of the Acquiring Fund on Form N-14 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), relating to the shares of beneficial interest to be issued in the Reorganization, will be effective, and no stop orders under the 1933 Act will have been issued.

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(2)	All necessary approvals, consents, and exemptions from federal and state regulatory authorities will have been obtained.
c.
Opinion of Counsel. The Trust will have received an opinion of counsel for the Trust on behalf of each Fund, dated as of the Closing, to the effect that (i) the Trust is a statutory trust duly organized and validly existing under the laws of the state of Delaware and is an open-end investment company registered under the 1940 Act; (ii) each Fund is a series of the Trust;

(iii) this Agreement and the Reorganization have been duly authorized and approved by all requisite action of the Trust and each Fund, and this Agreement has been duly executed by, and is a valid and binding obligation of, the Trust; and (iv), with respect to the Acquiring Fund, the shares to be issued in the Reorganization are duly authorized and upon issuance in accordance with this Agreement will be validly issued, fully paid, and non-assessable shares of the Acquiring Fund.
d.	Declaration of Dividend. The Acquired Fund, prior to the Closing, will have declared a dividend or dividends as provided in Section 2(b) of this Agreement.
e.
Good Title. At the Closing, the Trust on behalf of the Acquired Fund will have good and marketable title to the assets to be transferred to the Acquiring Fund pursuant to this Agreement and will have full right, power and authority to sell, assign, transfer and deliver such assets hereunder. At the Effective Time, upon delivery and its payment for Assets, the Trust, on behalf of the Acquiring Fund, will acquire good and marketable title thereto subject to no restrictions on the full transfer thereof.

f.
Tax Matters. The Trust shall file, by the date of the Closing, all of each Fund’s federal and other tax returns and reports required by law to be filed on or before such date and all federal and other taxes shown as due on said returns shall have either been paid or adequate liability reserves shall have been provided for the payment of such taxes. At the Closing, the Trust shall provide: (1) a statement of the respective tax basis and holding periods of all investments to be transferred by the Acquired Fund to the Acquiring Fund; (2) a copy (which may be in electronic form) of the Acquired Fund’s shareholder ledger accounts including, without limitation, the name, address and taxpayer identification number of each shareholder of record, the number of shares of beneficial interest held by each shareholder, the dividend reinvestment elections applicable to each shareholder, the backup withholding and nonresident alien withholding certifications, notices or records on file with the Acquired Fund with respect to each shareholder, and such information as the Acquiring Fund may reasonably request concerning the Acquired Fund’s shares or the Acquired Fund’s shareholders in connection with the Acquiring Fund’s cost basis reporting and related obligations under Sections 1012, 6045, 6045A, and 6045B of the Code and related Treasury Regulations following the Closing for all of the shareholders of record of the Acquired Fund’s shares as of the close of business on the Valuation Date, who are to become shareholders of the Acquiring Fund as a result of the transfer of assets that is the subject of this Agreement; (3) a copy of any other tax books and records of the Acquired Fund necessary for purposes of preparing any tax returns, schedules, forms, statements or related documents (including but not limited to any income, excise or information returns, as well as any transfer statements (as described in Treasury Regulations Section 1.6045A-1)) required by law to be filed

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by the Acquiring Fund after the Closing; and (4) if requested by the Trust on behalf of the Acquiring Fund, all FASB ASC 740-10-25 (formerly FIN 48) workpapers and supporting statements pertaining to the Acquired Fund. The Acquired Fund has made available to the Acquiring Fund copies of: (1) the federal, state and local income tax returns filed by or on behalf of the Acquired Fund for the prior three (3) taxable years; and (2) any of the following that have been issued to or for the benefit of or that otherwise affect the Acquired Fund and which have continuing relevance: (A) rulings, determinations, holdings or opinions issued by any federal, state, local or foreign tax authority and (B) legal opinions.
6.	Further Conditions to the Obligations of the Trust.

a.
Opinion of Tax Counsel. As a further condition to the obligations of the Trust on behalf of both the Acquired Fund and the Acquiring Fund hereunder, the Trust, on behalf of both the Acquired Fund and the Acquiring Fund, shall have received the opinion of tax counsel addressed to the Trust on behalf of both the Acquired Fund and the Acquiring Fund, dated as of the date of the Closing, and based in part on representations to be furnished by the Trust on behalf of the Acquired Fund and the Acquiring Fund, substantially to the effect that, on the basis of existing provisions of the Code, U.S. Treasury regulations promulgated thereunder, current administrative rules, pronouncements and court decisions, for U.S. federal income tax purposes, assuming the variable contracts and the insurance companies issuing them are properly structured under the insurance company provisions of the Code, the Reorganization will not be a taxable event for contract owners whose contract values are determined by investment in shares of the Acquired Fund (the “Tax Opinion”). The opinion will be based on certain factual certifications made by officers of the Trust and will also be based on customary assumptions. The opinion will note and distinguish certain published precedent.

b.
Other Tax Matters. The Trust has duly and timely filed, on behalf of the Acquired Fund and the Acquiring Fund, as applicable, all tax returns and reports (including information returns) that are required to have been filed by the Acquired Fund and the Acquiring Fund, respectively, and all such returns and reports accurately state, in all materials respects, the amount of tax owed for the periods covered by the returns, or, in the case of information returns, the amount and character of income required to be reported by the Acquired Fund or the Acquiring Fund, as applicable. The Trust has, on behalf of the Acquired Fund and the Acquiring Fund, paid or made provision and properly accounted for all taxes shown to be due on such tax returns and reports or on any actual or proposed deficiency assessments received with respect to the Acquired Fund or the Acquiring Fund. The amounts established as provisions for taxes in the books and records of the Acquired Fund and the Acquiring Fund as of the close of business on the Valuation Date will, to the extent required by generally accepted accounting principles, be sufficient for the payment of all taxes of any kind, whether accrued, due, absolute, contingent or otherwise, which were or will be payable by the Acquired Fund or the Acquiring Fund, as applicable, for all periods or fiscal years (or portions thereof) ending on or before the close of business on the Valuation Date. No tax return filed by the Trust on behalf of the Acquired Fund or the Acquiring Fund is currently being audited by the Internal Revenue Service or by any state or local taxing authority. To the knowledge of the Trust, there are no levies, liens or encumbrances relating to taxes existing, threatened or pending with respect to the assets of either the Acquired Fund or the Acquiring

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Fund. None of the Trust, the Acquired Fund or the Acquiring Fund is under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.
7.	Amendment; Waiver; Termination.

a.
This Agreement may be amended in writing if authorized by the Board of Trustees of the Trust. The Agreement may be amended at any time before or after approval by the shareholders of the Acquired Fund, but after shareholder approval, no amendment shall be made that substantially changes the terms of Sections 2 or 3.

b.
At any time prior to the Closing, the Trust by consent of its Board of Trustees or an officer authorized by such Board of Trustee, may waive in writing compliance with any of the conditions made for the Trust’s benefit, provided that such waiver will not have a material adverse effect on the interests of shareholders of the Acquired Fund or Acquiring Fund. However, the Trust may not waive the requirement to obtain shareholder approval or the requirement to obtain a tax opinion.

c.
This Agreement and the Reorganization contemplated hereby may be terminated at any time for any reason prior to the Closing, whether before or after approval by the shareholders of the Acquired Fund, upon a vote of a majority of the Board of Trustees of the Trust. Such termination shall be without any liability on the part of the Trust, its trustees, officers, or shareholders.

8.
Expenses. All fees paid to governmental authorities for the registration or qualification of Acquiring Fund Shares and all transfer agency costs related to the Acquiring Fund Shares shall be allocated to the Acquiring Fund. All fees and expenses related to printing and mailing communications to shareholders and beneficial owners of shares of the Acquired Fund, and all of the other expenses of the transactions required for the Reorganization, including without limitation, accounting, legal, and custodial expenses, and any transaction costs related to repositioning of the portfolios in connection with the Reorganization, shall be allocated to AIM.

9.	Final Tax Returns and Forms 1099 of the Acquired Fund.

a.
After the Closing, the Trust shall or shall cause its agents to prepare any federal, state or local tax returns, including any Forms 1099, required to be filed by the Trust with respect to the Acquired Fund’s final taxable year ending with its complete liquidation and for any prior periods or taxable years and shall further cause such tax returns and Forms 1099 to be duly filed with the appropriate taxing authorities.

b.
Any expenses incurred by the Trust or the Acquired Fund (other than for payment of taxes) in connection with the preparation and filing of said tax returns and Forms 1099 (if any) after the Closing, shall be borne by the Acquired Fund.

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10.	General.

a.
Headings. The headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement. Nothing in this Agreement is intended to confer upon any other person any rights or remedies by reason of this Agreement.

b.	Governing Law. This Agreement will be governed by the laws of the state of Delaware.

c.
Fund by Fund Basis. The Trust is governed by an Agreement and Declaration of Trust dated July 13, 1999, as amended from time to time, and all persons dealing with the Trust or a Fund must look solely to the property of the Trust or such Fund for the enforcement of any claims as none of its trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Trust. No Fund shall be liable for any claims against any other Fund. The Trust specifically acknowledges that any liability of the Trust under this Agreement with respect to a particular Fund, or in connection with the transactions contemplated herein with respect to a particular Fund, shall be discharged only out of the assets of the particular Fund and that no other series of the Trust shall be liable with respect thereto.

11.	Indemnification. The Trust will indemnify and hold its officers and trustees (each an
“Indemnitee”) harmless from and against any liability or other cost and expense, in connection with the defense or disposition of any action, suit, or other proceeding, before any court or administrative or investigative body in which the Indemnitee may be involved as a party, with respect to actions taken under this Agreement. However, no Indemnitee will be indemnified against any liability or expense arising by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of the Indemnitee’s position.

REMAINDER OF PAGE INTENTIONALLY BLANK

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be signed.

ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST, on behalf its series AZL Morgan Stanley Global Real Estate Fund
By:  Brian Muench
President

ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST, on behalf its series AZL S&P 500 Index Fund
By:  Brian Muench
President

With respect to Section 8 of this Agreement only: ALLIANZ INVESTMENT MANAGEMENT LLC
By:  Brian Muench
President and Managing Director

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